Exhibit 10.3
GRAIN HANDLING AGREEMENT
THIS GRAIN HANDLING AGREEMENT (the “Agreement”) is made and entered into this 15 day of February, 2008 by and between One Earth Energy, LLC, 202 N. Jordan Drive, Gibson City, IL 60936 (“One Earth”), an Illinois limited liability company and Alliance Grain Co., 1306 W. Eighth Street, Gibson City, IL 60936, an Illinois agricultural cooperative (“Alliance”).
RECITALS:
WHEREAS, One Earth desires to construct, own and operate a dry mill ethanol and byproduct manufacturing plant and related facilities at 202 N. Jordan Drive, Gibson City, IL 60936 (the “Ethanol Plant”);
WHEREAS, the acquisition of a steady and reliable supply of corn is integral to the use and operation of the Ethanol Plant;
WHEREAS, One Earth desires to purchase Corn for its Ethanol Plant through Alliance and Alliance desire to sell Corn to and/or originate Corn for One Earth.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, it is hereby agreed as follows:
ARTICLE I: DEFINITIONS
1.1
Basis shall mean the difference in the price of corn between the Chicago Board of Trade futures contracts for the delivery period and the value of cash grain bought or originated by Alliance for the relevant delivery period.

1.2.	Bushel or Bushel of Corn shall mean Corn with a weight of fifty-six (56) pounds per bushel.
1.3.	Corn shall mean No. 2 shelled yellow corn USDA standard, having no more than fifteen percent (15%) moisture content, five percent (5%) damage, and three percent (3%) foreign material.
1.4.
Delivered Plant Price. Corn will be contracted between One Earth Energy and Alliance Grain Co. with a mutually agreed basis, FOB One Earth Energy Ethanol Plant at 202 N. Jordan, Gibson City, Illinois 60936.

1.5.
Effective Date shall mean the date this Grain Handling Agreement becomes effective as determined in the sole discretion of the One Earth Board of Directors by resolution, subject to Section 4.1 hereof, after both parties sign.

1.6	Grain shall have the same meaning as Corn.

1.7.
Premium Schedule. Attached hereto as Exhibit A. The Schedule is subject to market conditions at the time of delivery. Any changes shall be consistent with similar schedules used in the industry and competitive markets.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

1.8.	Price Discount Schedule. Attached hereto as Exhibit B. Any changes shall be consistent with similar schedules used in the industry and competitive markets.
1.9.
Termination shall mean either the voluntary or involuntary complete cancellation of the rights and/or obligations of the parties under this Agreement. For voluntary terminations, the terminating party shall be deemed to be the party delivering a termination notice pursuant to this Agreement. For involuntary terminations, the terminating party shall be the defaulting party. Termination shall be only for cause. Termination shall not include the expiration of this Agreement by the passage of time.

ARTICLE II: GRAIN ORIGINATION
2.1.
Grain Origination and Quality. A Corn Price Discount Schedule and Premium Schedule for Alliance on a truckload and or rail car basis, will be established prior to the Effective Date with input from and approval from both parties and attached hereto. The Corn Price Discount Schedule or Premium Schedule will establish limits on quality grade factors for Corn delivered to the Ethanol Plant. Alliance agrees that Corn sold to One Earth under this Agreement shall meet the specifications and standard set forth in the Price Discount Schedule or Premium Schedule. These quality and grade limits shall reflect industry standards for Corn. All Corn delivered by Alliance Grain under this Agreement shall be of merchantable quality, unadulterated, and unrestricted from movement in interstate commerce within the meaning of applicable law. One Earth may reject Corn that does not meet the specifications set forth in this Agreement. Grain delivered to the Ethanol Plant by means of a truck will be weighed and graded prior to unloading. Grain delivered by covered hopper rail cars will be weight at the Ethanol Plant; however, original Official Grades will be required. Unloading of the Corn at the Ethanol Plant shall waive One Earth’s right to reject corn on the grounds of noncompliance with the specifications set forth in this Agreement. Title, risk of loss and responsibility for quality of the Corn shall pass to One Earth upon unloading the Corn at the Ethanol Plant. In the event that a grade disagreement cannot be resolved between One Earth and Alliance, the sample may be analyzed by the Federal Grain Inspection Service (“FGIS”). The results from this testing shall be conclusive and binding on the parties. The cost of any testing by the FGIS shall be paid by Alliance.

2.2.
Bushel Requirements. In consideration of the payment as set forth herein, Alliance will originate and supply One Earth Energy with all of its annual Corn requirements during the term of this Agreement. Alliance will be allowed to make deliveries during normal business hours, and will be allowed to make deliveries outside of normal business hours provided; 1) One Earth has adequate storage space, and 2) Alliance has provided twenty-four (24) hours notice to One Earth Energy. One Earth will provide Alliance with a forecast of the Ethanol Plant’s average Bushel needs on at least a monthly basis by the 15th day of each month for the following month and shall immediately notify Alliance of any changes as they occur. The parties expressly understand that One Earth’s notice shall be a good faith estimate and that the parties anticipate reasonable variations between the delivery forecast and actual delivery requirements. One Earth’s requirements may be zero Bushels. Alliance shall not be liable for non-delivery of Bushels related to the discrepancies between the forecasted requirements and the actual requirements provided to Alliance by One Earth.

ARTICLE III: PRICING
3.1.
Corn Pricing. One Earth and Alliance shall enter into cash forward and other special Corn pricing arrangements under written contracts customary in the grain industry to originate the Corn under this Agreement. It is One Earth’s obligation to enter into cash forward or other contracts with Alliance for its Corn needs for such future period as One Earth deems appropriate in its Corn procurement plans. Alliance agrees to provide cash bids for future delivery up to one hundred eighty (180) days in the future or for such number of days as may be agreed upon by the parties and Corn will be paid in accordance with Section 2.1 hereof. Corn prices shall be determined and facilitated by communications with other market participants (principals and brokers) as is customary in Alliance’s usual and customary grain merchandising practices in order to locate the best market terms using reasonable efforts as used in Alliance’s merchandising of grain business. The terms of such contracts shall control the pricing of Corn hereunder, except as provided in 3.2 below.

3.2.	Fee. A fee of *** per Bushel shall be paid directly to Alliance for all Bushels delivered to the Ethanol Plant.
For Corn originated by Topflight Grain Cooperative, Inc. (“Topflight”), Fisher Farmers Grain & Coal Company (“Fisher Farmers”), Ludlow Cooperative Elevator Company (“Ludlow”) and Grand Prairie Coop, Inc. (“Grand Prairie”), Alliance agrees to pay them *** per Bushel and retain *** per Bushel.
3.3.
Invoicing and Payment. If all amounts due and owing to Alliance equals or exceeds *** Dollars ($***) or if Alliance has not received a wire transfer from One Earth within any ten (10) day period during the term of this Agreement, One Earth shall pay by wire transfer all amounts due and owing to Alliance on the next day following either of such occurrences. All invoicing shall be received by 12:00 noon on the day following the amount due and owing to Alliance equals or exceeds *** Dollars ($***). All payments for Corn and related fees shall be made by wire transfer according to the instructions provided by Alliance or any other means agreed to by the parties. If One Earth fails to pay any amounts when due, Alliance may suspend further delivery of Corn, until all indebtedness has been paid in full. Overdue payments shall bear interest of 1.5% per month. If such default in payment continues for five (5) days or more, Alliance may immediately terminate this Agreement.

***	Confidential material redacted and filed separately with the Commission.

ARTICLE IV: TERM
4.1.
Effective Date and Notice. The Corn purchasing provision of this Agreement will become effective on Effective Date. Until the Effective Date, the parties have no obligations hereunder. One Earth shall notify Alliance in writing of the Effective Date not less than thirty (30) days in advance.

4.2.	Term. Subject to the termination clause in Section 5.1, the term of the Agreement shall be for two (2) years from the first grind date or until the occurrence of any of the following:
a.	Default of either party under this Agreement following delivery of a ten (10) day written notice of default and right to cure.

b.	Bankruptcy or receivership of either party.

c.	Mutual written agreement to terminate this Agreement.
This Agreement shall renew automatically for additional one (1) year terms, unless either party sends notice to the other party of its intent to terminate the Agreement at least sixty (60) days prior to the expiration of the then current term of this Agreement. All Corn delivered pursuant to contracts in place at termination shall be priced as provided for in this Agreement even if delivery occurs after termination of this Agreement.
ARTICLE V: TERMINATION
5.1.	Termination Notice. A party terminating this Agreement must do so in writing sent to the other party at the business address of the other party.
5.2.
Suspension of Operations. Temporary suspension of operations for any reason, such as repairs, modifications, expansions or damage to the Ethanol Plant, shall not terminate this Agreement, provided the Ethanol Plant thereafter resumes operations.

ARTICLE VI: DEFAULT
6.1.	Default. If either party fails to perform any of the obligations imposed under this Agreement, the other party shall have the following remedies:
a.
One Earth’s Remedies. If Alliance fails to deliver Corn as required by this Agreement, or One Earth rejects in good faith any tender of delivery of Corn, One Earth may: (i) in good faith and without unreasonable delay, make any reasonable purchase of Corn in substitution of the amount due from Alliance; (ii) seek and receive injunctive relief or a decree of specific performance; (iii) offset amounts owed to Alliance against any increased cost of Corn purchased in substitution of the Corn due from Alliance; and (iv) terminate this Agreement on written notice to Alliance, such termination not constituting a waiver of any other remedy to which One Earth may be entitled for breach of contract.

b.
Alliance’s Remedies: If One Earth fails to accept deliveries, except as provided for in this Agreement, or fails to make any payment for Corn delivered to the Ethanol Plant and accepted by One Earth under the terms of this Agreement, Alliance may (i) recover the payments from One Earth, (ii) cease deliveries of Corn (iii) seek and receive injunctive relief or a decree of specific performance and (iv) terminate this Agreement on written notice to One Earth, such termination not constituting a waiver of any other remedy to which the party not in default may be entitled for breach of contract. If One Earth rejects any Corn tendered for delivery, One Earth shall not be liable for damages, provided One Earth has, in good faith, established quality specifications and followed those specifications in the inspection and rejection of Corn tendered for delivery. If One Earth rejects, in good faith, any Corn tendered for delivery for not meeting the established quality specifications of Corn set forth in this Agreement, Alliance may not cease deliveries.

ARTICLE VII: INSURANCE
7.1.	Liability Insurance. Throughout the Term hereof, Alliance and One Earth shall each maintain the following liability insurance for their operations.
a.
Commercial general liability insurance that contains broad form contractual liability with a combined single limit of at least four million dollars ($4,000,000) each occurrence and an aggregate limit of at least four million dollars ($4,000,000). Coverage must include, but is not limited to, bodily injury and property damage;

b.	Worker’s compensation and employer’s liability insurance including coverage for, but not limited to, Alliance’s statutory liability under the worker’s compensation laws of the State of Illinois; and
c.	Alliance shall be named as an additional insured on One Earth’s policy for inventory coverage.

d.	Any other insurance required by law.
7.2.
Review of Commercial General Liability Insurance. The commercial general liability insurance required under Section 7.1 hereof shall be subject to annual review of the parties. Any change in coverage pursuant to the annual review must be mutually agreed upon by both parties by amendment to this Agreement as provided in Section 9.4.

ARTICLE VIII: MISCELLANEOUS
8.1.
Corn Merchandising Strategy. The parties may meet as needed to develop, monitor and revise One Earth’s corn merchandising strategy, including the most efficient and effective ways to acquire the required quantities and qualities of corn, such as the development of purchase contracts. One Earth shall have sole authority to decide the Corn Merchandising Strategy and Alliance’s input shall be only advisory. Alliance will provide One Earth on a daily basis the current position of all open contracts.

8.2.
Force Majeure. It is understood that unavoidable delays may result from causes which are reasonably beyond the control of both parties, including, but not limited to the following: acts of providence, floods, fortuitous events, unavoidable accidents, riots, and any other unforeseen acts beyond the reasonable control of either party, and not due to either party’s negligence, which interferes with the production, loading, transportation, unloading, or consumption of Corn. Should the delivery of Corn be delayed at any time for such causes, the affected party shall at once notify the other party in writing of the occurrence. If because of Force Majeure either One Earth or Alliance is unable to carry out its obligation under this Agreement, except obligation to pay or expend money for Corn already delivered, then the obligation of such party shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided such Force Majeure is removed, remedied and/or damages there from mitigated through good faith and reasonable efforts insofar as possible and economically practicable with all reasonable dispatch and further provided, that such party shall not be excused from tendering partial performance if the same is possible.

ARTICLE IX: GENERAL PROVISIONS
9.1.
Applicable Law/Jurisdiction/Venue. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Illinois, without regard, however, to choice of law principles. If any party, any of its affiliates or any person claiming by, through or under a party, shall commence any legal proceeding against any other party, including the filing of suit, the circuit court for Ford County, Illinois and the U.S. District Court, Central District of Illinois shall have exclusive jurisdiction, and the parties further agree that venue in Ford County, Illinois shall be proper.

9.2.
Arbitration. If a dispute arises under this Agreement and the parties are unable to resolve the dispute between them, the parties shall submit the dispute for arbitration by the National Grain and Food Association or, if NGFA arbitration is not available, by the American Arbitration Association.

9.3.
Binding Nature; Assignment. This Agreement is binding upon the parties and their successors and permitted assigns. Neither this Agreement nor any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

9.4.
Integrated Agreement; Severability. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No other prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties relating to the subject matter hereof and not embodied in this Agreement shall be of any force or effect. This Agreement shall not be modified except in a writing signed by all parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding.

9.5.
Waivers. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity.

9.6.	Headings. The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement.
9.7.	Survival of Covenants and Indemnifications. All covenants and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof.
9.8.	Counterparts. This Agreement may be executed in counterparts, and facsimile signatures shall be binding upon the parties.
9.9.
Notices. Any notice, demand or communication required, permitted or desired hereunder shall be deemed effectively given when personally delivered, when mailed postage prepaid return receipt requested, and when delivered by facsimile or courier where actual receipt can be independently verified when addressed to the other party.

9.10.
No Third Party Beneficiary. The parties agree to look solely to each other with respect to the performance of this Agreement. This Agreement and each and every provision hereof and the exhibits attached hereto are for the exclusive benefit of One Earth and Alliance and not for the benefit of any third party, and no third party shall be entitled to rely upon or enforce the terms of this Agreement, or to be a third party beneficiary thereof, except to the extent expressly provided in this Agreement.

9.11.
No Joint Venture. Nothing in this Agreement shall be deemed or construed by any third party as creating a relationship of principal and agent, joint venture, or partnership between the parties hereto, and neither shall so hold itself out to the public.

9.12.
Fair Meaning. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against either party because the provision was drafted by that party, or its legal representative.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Grain Handling Agreement in duplicate as of the date and year first above written.

ALLIANCE GRAIN CO.		ONE EARTH ENERGY, LLC

By:	/s/ Robert Landau	By:	/s/ Steven Kelly

	Printed Name: Robert Landau		Printed Name: Steven Kelly
	Its: President		Its: President